Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-294507

120,000,000 Shares of Common Stock
GoPro, Inc.
This prospectus relates to the resale of up to 120,000,000 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) of GoPro, Inc. (the “Company,” “we,” “our” or “us”) issuable upon conversion of convertible debentures (the “Convertible Debentures,” such shares of Common Stock as converted, the “Conversion Shares”) by the selling stockholder listed in this prospectus or its permitted transferees (the “Selling Stockholder”). The Convertible Debentures were and may be issued to the Selling Stockholder in connection with, and pursuant to the terms of, that certain Securities Purchase Agreement (the “Purchase Agreement”) dated February 27, 2026.
We will not receive any proceeds from the resale or other disposition of the Conversion Shares by the Selling Stockholder. See “Use of Proceeds” beginning on page 7 and “Plan of Distribution” beginning on page 12 of this prospectus for more information. Although we have been advised by the Selling Stockholder that the Selling Stockholder holds the Conversion Shares for its own account, for investment purpose in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such Conversion Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws, the Securities and Exchange Commission (the “SEC”) may take the position that the Selling Stockholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of the Conversion Shares by the Selling Stockholder and any discounts, commissions or concessions received by the Selling Stockholder are deemed to be underwriting discounts and commissions under the Securities Act.
Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “GPRO.”
On June 2, 2026, the last reported sale price of our Common Stock was $1.15 per share.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.
The date of this prospectus is June 3, 2026.

TABLE OF CONTENTS
Prospectus
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 (Reg. No. 333-294507) that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf registration process, the Selling Stockholder may, from time to time, offer and sell our securities, as described in this prospectus, in one or more offerings. We will not receive any proceeds from the sale by the Selling Stockholder of the securities offered by them described in this prospectus.
Neither we nor the Selling Stockholder have authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus. Neither we nor the Selling Stockholder take any responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is delivered or securities are sold on a later date.
This prospectus may be supplemented from time to time by one or more prospectus supplements. Any such prospectus supplements may include additional information, such as additional risk factors or other special considerations applicable to us, our business or results of operations or our common stock, and may also update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
For investors outside the United States, neither we nor the Selling Stockholder has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

PROSPECTUS SUMMARY
This summary highlights information contained in other parts of this prospectus or incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025 and our other filings with the SEC listed below under the heading “Incorporation of Information by Reference.” This summary may not contain all the information that you should consider before investing in securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial data and related notes and other information incorporated by reference, before making an investment decision. See “Cautionary Note Regarding Forward-Looking Statements.” In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” or “the Company” refer to GoPro, Inc., a Delaware corporation and its consolidated subsidiaries.
Overview
GoPro, Inc.
Overview
GoPro helps the world capture and share itself in immersive and exciting ways. Our cameras, mountable and wearable accessories, subscription and service, and implied post contract support have generated substantially all of our revenue. We sell our products globally through retailers, distributors, and on GoPro.com.
Our product offerings include cameras, mounts and accessories, lifestyle gear, applications, and subscription and services. In recent years, we have seen increased competition with new product offerings that address either new markets or solutions, which has resulted in market share loss. We believe our strategy of investing in our new next-generation, AI-driven system-on-chip (SoC), GP3, will result in new types and categories of cameras and accessories, and subscription and service offerings that will improve our performance moving forward. See Products for additional information.
Our Strategy
Helping our consumers capture and share their experiences in immersive and exciting ways is at the core of our mission and business. We are committed to developing solutions that create an easy, seamless experience for consumers to capture, create, and share engaging personal content with a focus on enabling capture beyond the phone, targeting markets where GoPro can add value, performance, and differentiation. When consumers use our cameras, accessories, and subscription and services, they often generate and share content that increases awareness for GoPro, driving a virtuous cycle and a self-reinforcing demand for our cameras, accessories, and subscription and services. We believe revenue growth will be driven by the introduction of new types and categories of cameras, accessories, subscription and service offerings, and our AI Training program launched in 2025, which enables U.S. subscribers who opted in to monetize their GoPro cloud-based content for AI model training. Additionally, we believe our investments in hardware, cloud, and mobile software solutions have yielded a solid foundational experience for consumers that we will continue to build upon. Consumers can choose between numerous channels to purchase our hardware products, which are sold through a global network of retailers and GoPro.com. In addition, consumers may purchase our subscriptions through GoPro.com or via the Quik mobile app.
Products
Cameras
•HERO13 Black is our flagship camera featuring our GP2 processor, HyperSmooth 6.0 image stabilization, hybrid-log gamma (HLG) high dynamic range (HDR) photos and videos in 5.3K at 60 frames per second (FPS) and 4K at 60 FPS, and a high capacity battery resulting in longer runtimes and improved thermal performance. HyperSmooth 6.0 image stabilization features AutoBoost, which analyzes up to 4x more data compared to HyperSmooth 5.0 while supporting 360-degree Horizon Lock. The HERO13 Black also includes 10-bit color video at up to 5.3K video at 60 FPS, 27-megapixel photo resolution, 8:7 aspect ratio video for a larger vertical field of view, HyperView, which allows for a 16:9 field of view, Superview, and
Horizon Leveling. The HERO13 Black also includes a front-facing and rear touch display, TimeWarp 3.0, a Timecode Sync feature, and a Night Effects Time Lapse feature. In 2025, we shipped a limited edition HERO13 Black in a Polar White colorway, and another limited edition HERO13 Black in a Forest Green colorway, both of which included all of the features of our flagship camera. We also offer our Ultra Wide Lens Mod, Macro Lens Mod, Anamorphic Lens Mod and a ND Filter 4-Pack for HERO13 Black. The Ultra Wide Lens Mod allows for an ultra wide-angle digital lens for 4K video at 60 FPS, the Macro Lens Mod allows the HERO13 Black to focus on objects 4x closer than prior generation cameras, and the Anamorphic Lens Mod captures ultra wide-angle footage with reduced distortion and lets anyone tell their stores using the 21:9 aspect ratio used in feature films. The ND Filter 4-Pack allows the HERO13 Black to create motion blur. Additionally, we offer our HERO13 Black Creator Edition, which combines the HERO13 Black, Volta, Enduro Battery, Media Mod, and Light Mod to create professional-quality videos.
•HERO12 Black features our GP2 processor, HyperSmooth 6.0 image stabilization, HDR photos and videos in 5.3K at 60 FPS and 4K at 60 FPS, and wireless audio support for Apple AirPods and other Bluetooth devices. The HERO12 Black also includes 10-bit color video at up to 5.3K video at 60 FPS, 27-megapixel photo resolution, 8:7 aspect ratio video for a larger vertical field of view, and HyperView, which allows for a 16:9 field of view. The HERO12 Black also includes the Enduro Battery, which improves the camera performance in both cold and moderate temperatures, a front-facing and rear touch display, TimeWarp 3.0, a Timecode Sync feature, and a Night Effects Time Lapse feature. Our HERO12 Black Creator Edition is an all-in-one content capturing bundle that makes vlogging, filmmaking and live streaming easier than ever. HERO12 Black Creator Edition combines the HERO12 Black, Volta, Enduro Battery, Media Mod, and Light Mod to create professional-quality videos. We also offer prior generation flagship cameras such as the HERO11 Black and HERO10 Black cameras.
•LIT HERO launched in 2025 and can shoot videos in 4K at 60 FPS, capture photos with 12-megapixel resolution, and record in a slow-motion setting of up to 4K at 60 FPS. LIT HERO includes a built-in light, is waterproof up to 16 feet, and weighs 93 grams. It captures content with a wide field of view lens so that HyperSmooth image stabilization can be applied in the Quik app.
•HERO launched in 2024 and is our smallest and lightest version of a HERO camera featuring a one-button design and touch display. The HERO camera can shoot videos at up to 4K at 30 FPS and in 4:3 aspect ratio for a wider, more immersive video, captures photos with 12-megapixel resolution, and has a slow-motion setting of up to 2.7K at 60 FPS. The HERO camera captures content with a wide field of view lens so that HyperSmooth image stabilization can be applied in the Quik app.
•MAX2 launched in 2025 and is our True 8K waterproof 360-camera featuring 10-bit color video in 8K at 30 FPS, 29-megapixel resolution for 360-degree photos, and easily replaceable lenses made from water-repelling optical glass. In addition, MAX2 includes in-camera POV and Selfie Video Modes, six built-in microphones that provide 360 audio and wireless Bluetooth functionality, built-in GPS, MAX HyperSmooth image stabilization, 360-degree MAX TimeWarp Video, and MAX SuperView. MAX HyperSmooth provides high performance video stabilization, while MAX SuperView provides a wide field of view. Our MAX2 camera also includes a MAX Enduro battery which increases recording time and improves cold-weather performance. The Quik app includes editing tools for our MAX2 camera such as AI Object Tracking and MotionFrame editing.
•MAX is our waterproof 360-camera featuring MAX HyperSmooth image stabilization, 360-degree MAX TimeWarp Video, MAX SuperView, PowerPano, built-in mounting, high-quality audio, live streaming, voice control and a front facing touch display. MAX HyperSmooth provides high performance video stabilization, while MAX SuperView provides a wide field of view. PowerPano allows users to capture a 6.2mp, 270-degree panoramic photo with the push of a button and creates an artifact-free shot of action or movement. Our MAX camera features six built-in microphones that allows users to capture immersive 360-degree audio and directional audio for vlogging, and includes a MAX Enduro battery which increases recording time and improves cold-weather performance. The Quik app also includes editing tools for our MAX camera such as subject tracking and keyframe-based reframing.
Mounts and accessories
We offer a wide range of mounts and accessories, either bundled with a camera or sold separately, that enhance the functionality and versatility of our cameras and enable consumers to capture their experiences during a variety of activities or moments from different viewpoints. Fluid Pro AI, launched in 2025, is our new multi-camera compatible gimbal designed for creators that own multiple types of cameras and need one gimbal to meet their multi-camera stabilization needs. We also produce and sell camera attachments called Mods, which allow users to transform their HERO13 Black, HERO12 Black, and HERO11 Black cameras into a production powerhouse. The Ultra Wide Lens Mod for the HERO13 Black is an ultra wide-angle digital lens for 4K video at 60 FPS, the Macro Lens Mod allows the HERO13 Black to focus on objects 4x closer than prior generation cameras and the ND Filter 4-Pack allows the HERO13 Black to create motion blur. The Anamorphic Lens Mod for the HERO13 Black captures ultra wide-angle footage with reduced distortion and lets anyone tell their stories using the 21:9 aspect ratio used in feature films. The Media Mod provides an integrated directional microphone, the Light Mod illuminates a scene and the Display Mod allows users to frame themselves during self-capture. These three Mods are compatible with the HERO13 Black, HERO12 Black and HERO11 Black cameras. In addition, we offer Max Lens Mod 2.0 that brings Max HyperSmooth video stabilization and an ultra-wide-angle digital lens for photos and videos to the HERO13 Black and HERO12 Black cameras. Other equipment-based mounts include helmet, handlebar, roll bar and tripod mounts. Our 3-way mount is a 3-in-1 mount that can be used as a camera grip, extension arm or tripod, and our floating mounts such as the Handler and Floaty, allow our cameras to float in water. We also enable consumers to wear mounts on their bodies with the use of our magnetic swivel clip, chest harness and head strap. Additionally, we offer spare batteries, dive filters and charging accessories, and cables to connect our GoPro cameras to computers, laptops, and television monitors. Our accessories expand the features, versatility, and convenience of our cameras.
Programs and subscriptions
•Premium subscription is a subscription service that includes unlimited cloud storage of GoPro content supporting source video and photo quality, damaged camera replacement, cloud storage up to 100 gigabytes (GB) of non-GoPro content, the delivery of highlight videos automatically via our mobile app when GoPro camera footage is uploaded to the user’s GoPro cloud account using Auto Upload, access to a high-quality live streaming service on GoPro.com as well as discounts on GoPro cameras, lifestyle gear, mounts and accessories. Our HERO5 Black and newer cameras automatically upload photos and videos to a subscriber’s GoPro account at the highest possible quality, while our HERO7 Black and newer cameras can access our live-streaming service.
•Premium+ subscription launched in February 2024 and is a subscription service that includes all the same features included in our Premium subscription, cloud storage up to 500 GB of non-GoPro content, and HyperSmooth Pro. HyperSmooth Pro offers HyperSmooth Pro stabilization with real time playback, lens correction, batch export, the reframe tool, frame grab and trim tool.
•Quik subscription is an important offering in expanding our total addressable market to those who value organizing the visual moments of their lives with footage from any phone or camera. Quik subscribers can conveniently share their favorite photos or videos to the Quik mobile app where those special “keeper” photos or videos will be added to a private “Mural” feed within the app. The Quik subscription provides access to a suite of powerful yet simple single-clip and multi-clip editing tools which allow users to edit photos or videos and create cinematic stories to showcase their life moments.
Applications
We offer mobile and web applications, and desktop plugins that provide a complete media workflow for archiving, editing, multi-clip story creation, and sharing content on the fly. Our Quik mobile app provides the primary experience for users of the Premium+, Premium and Quik subscriptions and is an integration point for GoPro camera owners into the GoPro software ecosystem. The primary goal of the Quik mobile app is to enable users to get the most out of their favorite photos and videos from any phone or camera. This includes a simplified but powerful experience for offloading, backup, editing, story creation and sharing of user’s media. Our Quik mobile app makes it easy for users to get the most out of their favorite photos and videos no matter which phone or camera is used to capture the footage.
Our GoPro Reframe plugin for Adobe Premier Pro and Adobe After Effects, and DaVinci Resolve provides users with creative control over footage and enabling reframing, animated movements, motion blur transitions, and adjustments to lens curvature.
Company Information
We were originally incorporated as Woodman Labs, Inc. in California and began doing business as GoPro Inc. in February 2004. We reincorporated in Delaware in December 2011 and in February 2014, we changed our name to GoPro, Inc. Our principal executive offices are located at 3025 Clearview Way, San Mateo, California 94402, and our telephone number is (650) 332-7600.

The Offering

Conversion Shares offered by the Selling Stockholder	Up to 120,000,000 Conversion Shares.

Common Stock outstanding before this offering	146,738,559 shares of our Common Stock.

Class B common stock outstanding before this offering	26,258,546 shares of our Class B common stock.

Common Stock to be outstanding immediately after this offering	266,738,559 shares of our Common Stock.

Class B common stock to be outstanding immediately after this offering	26,258,546 shares of our Class B common stock.

Use of proceeds
The Conversion Shares to be offered and sold using this prospectus will be offered and sold by the Selling Stockholder named in this prospectus. Accordingly, we will not receive any proceeds from any sale of Conversion Shares of our Common Stock in this offering. See “Use of Proceeds.”

National Securities Exchange Listing	Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “GPRO.” On June 2, 2026, the last reported sale price of our Common Stock was $1.15 per share.

Risk Factors
See “Risk Factors” beginning on page 4 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities. In addition, before deciding whether to invest, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026, in our Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed with the SEC on May 11, 2026, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

The number of shares of our Common Stock and Class B common stock shown above to be outstanding after this offering is based on 146,738,559 shares of our Common Stock and 26,258,546 shares of our Class B common stock, par value $0.0001 per share, outstanding as of May 22, 2026, and excludes:
•1,230,688 shares of our Common Stock issuable upon exercise of options outstanding as of May 22, 2026, with a weighted average exercise price of $7.00 per share;
•648,812 shares of our Common Stock issuable upon the vesting of RSUs outstanding as of May 22, 2026 granted pursuant to our 2014 Equity Incentive Plan (“2014 Plan”);
•13,231,435 shares of our Common Stock issuable upon the vesting of RSUs outstanding as of May 22, 2026 granted pursuant to our 2024 Equity Incentive Plan (“2024 Plan”);
•11,076,968 shares of our Common Stock issuable upon the exercise of outstanding warrants as of May 22, 2026;
•26,258,546 shares of our Common Stock issuable upon the conversion of outstanding shares of our Class B common stock; and
•13,402,319 shares of our Common Stock reserved and available for future issuance as of May 22, 2026 under our equity incentive plans, consisting of (1) 5,472,265 shares of our Common Stock reserved and available for issuance under our 2024 Plan as of May 22, 2026 and (2) 7,930,054 shares of our Common Stock reserved and available for issuance under our 2024 Employee Stock Purchase Plan as of May 22, 2026.

RISK FACTORS
Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks and uncertainties described below, together with all of the other information set forth in this prospectus or incorporated herein by reference, including the consolidated financial statements and related notes, and the risks and uncertainties discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, as updated by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which are incorporated by reference herein in their entirety. If any of the risks described herein or therein actually occur, our business, financial condition and results of operations could suffer.
Additional risks and uncertainties beyond those set forth in this prospectus or in our reports filed with the Commission and not presently known to us or that we currently deem immaterial may also affect our operations. Any risks and uncertainties, whether set forth in this prospectus or in our reports filed with the Commission or otherwise, could cause our business, financial condition, results of operations and future prospects to be materially and adversely harmed. The trading price of our securities could decline due to any of these risks and uncertainties, and, as a result, you may lose all or part of your investment.
Risks Relating to Our Common Stock and Other Securities
Our stock price has been and will likely continue to be volatile.
Since 2023, our closing stock price ranged from a high of $6.46 in the first quarter of 2023 to a low of $0.48 in the second quarter of 2025. Our stock price may fluctuate in response to a number of events and factors, such as quarterly operating results, changes in our financial projections provided to the public or our failure to meet those projections, the public’s reaction to our press releases, other public announcements and filings with the SEC, significant transactions, or new features, products or services offered by us or our competitors, changes in our business lines and product lineup, changes in financial estimates and recommendations by securities analysts, media coverage of our business and financial performance, the operating and stock price performance of, or other developments involving, other companies that investors may deem comparable to us, trends in our industry, trade regulation, any significant change in our management, and general economic conditions. Our existing liquidity and capital resources may not be sufficient to sustain our business conditions and debt obligations, we may need to raise additional capital through the issuance of additional shares which may have an adverse impact on our stock price. These factors, as well as the volatility of our Common Stock, could also affect our ability to recruit and retain employees.
In addition, the stock market in general, and the market prices for companies in our industry, have experienced volatility that often has been unrelated to operating performance. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Price volatility over a given period may cause the average price at which we repurchase our own stock to exceed the stock’s price at a given point in time. In addition, some companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We have been subject to past shareholder class action lawsuits as well as derivative lawsuits and may continue to be a target for such litigation in the future. Securities litigation against us could result in substantial costs and liability and divert our management’s attention from other business concerns, which could harm our business. See Note 11 Commitments, contingencies, and guarantees, in the Notes to consolidated financial statements of the Annual Report on Form 10-K incorporated by reference and Note 10 Commitments, contingencies, and guarantees, in the Notes to consolidated financial statements of the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 incorporated by reference for a discussion on legal proceedings.
If we fail to meet expectations related to future growth, profitability, or other market expectations, our stock price may decline significantly, which could have a material adverse effect on investor confidence and employee retention. A sustained decline in our stock price and market capitalization could lead to impairment charges.
We review goodwill for impairment at least annually or more frequently if indicators of impairment arise, and should market conditions or macroeconomic conditions continue to deteriorate, including a rise in inflationary pressures and interest rates, a sustained decline in our share price, or a decline in our results of operations, the result of such review may indicate a decline in the fair value of goodwill resulting in an impairment charge. In the event we are required to record a non-cash impairment charge to our goodwill, other intangibles, and/or long-lived assets, such non-cash charge could have a material adverse effect on our business, financial condition, and results of operations in the reporting period in which we record the charge.
Our stock price has been, and may in the future be, affected by atypical retailer investor interest.
In the third quarter of 2025, we experienced high price volatility in our Common Stock, including atypical retail investor interest caused largely by social media. The coordinated trading activity, amplified by individuals on online forums and social media, may have contributed to a rapid increase in the market price of our Common Stock. Such trading activity may be unrelated to our financial results, and as a result, may cause a situation where our results of operations were not tied to our performance. Because of the volatility in the price of our Common Stock, investors may have purchased shares at artificially inflated prices and could incur substantial losses. Additionally, anomalous trading activity caused by atypical retailer investor interest or other reasons may occur in the future, resulting in increased or extremely high trading volume and high volatility.
Our Common Stock may cease to be listed on The Nasdaq Global Select Market.
Our Common Stock has in the past closed below the $1.00 per share minimum bid price requirement for continued inclusion on The Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1) (Bid Price Requirement). Should our Common Stock trade below the minimum Bid Price Requirement for 30 consecutive business days, the Nasdaq Stock Market LLC (Nasdaq) will send a notice to us that, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), we will be provided an initial compliance period of 180 calendar days from receipt of such notice, to regain compliance with the Bid Price Requirement. To regain compliance, the closing bid price for the Common Stock must be at least $1.00 per share for a minimum of 10 consecutive business days prior to the end of the 180-day period. There can be no assurance that we will be able to regain compliance or that Nasdaq will extend the compliance period.
If we do not regain compliance with the Bid Price Requirement by the end of the 180-day period, we may be eligible for an additional 180 calendar day compliance period, either by submitting an application to transfer the listing of the Common Stock to The Nasdaq Capital Market, or we can apply directly to Nasdaq, without transferring to The Nasdaq Capital Market, for an additional 180-day extension, which we may not be successful at obtaining. In that case, we would also need to pay an application fee to Nasdaq and provide written notice of our intention to cure the deficiency during the additional compliance period. As part of its review process, Nasdaq will make a determination of whether it believes we will be able to cure this deficiency.
If we do not regain compliance within the applicable compliance period(s), Nasdaq will provide written notification to us that the Common Stock will be subject to delisting. At that time, we may appeal the delisting determination to a hearings panel.
We intend to monitor the closing bid price of the Common Stock. If we receive a notice from Nasdaq that we are no longer in compliance with the Bid Price Requirement, we may, if appropriate, consider taking actions to regain compliance with the Bid Price Requirement, including, subject to approval of our Board of Directors and our Class A and Class B stockholders, implementing a reverse stock split. However, there can be no assurance that, if we were to engage in a reverse stock split, it would not create an additional deficiency with Nasdaq listing standards.
Similar declines below the Bid Price Requirement have occurred in the past and we have previously received notices of non-compliance from Nasdaq. For example, on March 25, 2025, we received a letter from The Nasdaq Stock Market LLC indicating that, for thirty consecutive business days, the bid price for our Common Stock had closed below the Bid Price Requirement. However, on August 5, 2025, we received a letter from Nasdaq confirming that we had regained compliance with the Bid Price Requirement and that the matter had been closed.
There can be no assurance that we will be able to regain compliance with the Bid Price Requirement as we have done in the past or will otherwise be in compliance with other applicable Nasdaq listing rules within the applicable compliance period(s), that we will be able to successfully implement a reverse stock split, or, if we receive a delisting determination and decide to appeal the delisting determination, that such appeal would be successful.
Currently, there is no immediate effect on the listing of the Common Stock on The Nasdaq Global Select Market, and the Common Stock will continue to trade on The Nasdaq Global Select Market under the symbol “GPRO,” subject to our compliance with the other continued listing requirements of The Nasdaq Global Select Market. If our Common Stock were to be delisted from The Nasdaq Global Select Market, we might or might not be eligible to list our shares on another market. Such a delisting could negatively impact us by, among other things, reducing the liquidity and market price of our Common Stock. Additionally, if our Common Stock were to be delisted, we would be subject to an event of default under the 2025 Credit Agreement or the 2025 Term Loan.
The dual class structure of our common stock has the effect of concentrating voting control with our CEO, and we cannot predict the effect our dual class structure may have on our stock price or our business.
Our Class B common stock has 10 votes per share, and our Class A common stock has one vote per share. Stockholders who hold shares of Class B common stock hold approximately 64.2% of the voting power of our outstanding capital stock as of May 22, 2026, with Mr. Woodman, our Chairman and CEO, holding approximately 61.6% of the outstanding voting power. Mr. Woodman is able to control all matters submitted to our stockholders, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other stockholders support, or conversely this concentrated control could result in the consummation of such a transaction that our other stockholders do not support. This concentrated control could also discourage a potential investor from acquiring our Class A common stock due to the limited voting power of such stock relative to the Class B common stock and might harm the trading price of our Class A common stock.
In addition, we cannot predict whether our dual class structure, combined with the concentrated control by Mr. Woodman, will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers, including FTSE Russell and S&P Dow Jones, previously announced restrictions on including companies with multiple-class share structures in certain of their indexes that were then reversed. Because of our dual class structure, we may be excluded from these indexes in the future if new restrictions are announced, and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.
Issuances of Class A common stock pursuant to our securities purchase agreement with YA II PN, Ltd., or other future equity financings or strategic transactions, will dilute the percentage of outstanding shares represented by our Class B common stock and could trigger an automatic conversion pursuant to the provisions of our corporate governance documents. An automatic conversion of our Class B common stock will be triggered when the outstanding shares of our Class B common stock represent less than ten percent 10% of the aggregate number of our shares of common stock then outstanding. Each share of Class B common stock will automatically convert into one share of Class A common stock upon such triggering event, which would eliminate the dual class structure and the concentrated voting control described above.
Shares eligible for future sale may adversely affect our Common Stock price.
Sales of our Common Stock or other securities (including securities convertible into our Common Stock) in the public or private market, or the perception that these sales may occur, could cause the market price of our Common Stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our restated certificate of incorporation, we are authorized to issue up to 500,000,000 shares of Class A common stock, 150,000,000 shares of Class B common stock, and 5,000,000 shares of undesignated preferred stock. We cannot predict the size of future issuances of our Common Stock or other securities or the effect, if any, that future sales and issuances of our common stock and other securities would have on the market price of our Common Stock.
We have in place, or have agreed to file, registration statements for the resale of certain shares of our Common Stock held by certain of our lenders, including the registration statement of which this prospectus forms a part. All of our Common Stock sold pursuant to an offering covered by such registration statements will be freely transferable. In addition, shares of our Common Stock issued or issuable under our equity incentive plans have been registered on Form S-8 registration statements and may be freely sold in the public market upon issuance, except for shares held by affiliates who have certain restrictions on their ability to sell.
Future issuances of our shares of Common Stock could dilute your ownership interest in GoPro and reduce the market price of our shares of Common Stock.
In addition to potential issuances of our shares of Common Stock associated with acquisitions, in the future, we may issue additional securities to raise capital. We may also acquire interests in other companies by using a combination of cash and our Common Stock or just our Common Stock. We may also issue securities convertible into, or exercisable for, our Common Stock. Any of these events may dilute a stockholder’s ownership interest in GoPro and have an adverse impact on the price of our Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and documents incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained or incorporated herein by reference are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. All statements other than statements of historical fact contained or incorporated herein by reference, including without limitation statements regarding guidance, industry prospects, product and marketing plans, or future results of operations or financial position, are forward-looking statements. We intend that such forward-looking statements be subject to the safe harbors created thereby.
These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include those discussed in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2025 and Part II, Item 1A, “Risk Factors,” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2026, as well as those discussed in this prospectus, the documents incorporated by reference into this prospectus and any free writing prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents referred to or incorporated by reference, the date of those documents.
All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARKET, INDUSTRY AND OTHER DATA
Market data and certain industry data and forecasts used in, or incorporated by reference in, this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus and the documents incorporated by reference into this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and the documents incorporated by reference into this prospectus.

USE OF PROCEEDS
The Conversion Shares to be offered and sold using this prospectus will be offered and sold by the Selling Stockholder named in this prospectus. Accordingly, we will not receive any proceeds from any sale of Conversion Shares by the Selling Stockholder in this offering. We will pay all of the fees and expenses incurred by us in connection with this registration.

THE SECURITIES PURCHASE AGREEMENT, THE CONVERTIBLE DEBENTURES AND THE REGISTRATION RIGHTS AGREEMENT
On February 27, 2026, the Company entered into the Securities Purchase Agreement with the Selling Stockholder (the “Purchase Agreement”) in connection with the issuance and sale by the Company of convertible debentures (the “Convertible Debentures”) issuable in an aggregate principal amount of up to $50,000,000, which Convertible Debentures will be convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) (as converted, the “Conversion Shares”).
Pursuant to the Purchase Agreement, the Selling Stockholder purchased $25,000,000 in aggregate principal amount of Convertible Debentures on the signing of the Purchase Agreement (the “First Closing,” such date, the “First Closing Date”). In addition, subject to certain closing conditions, the Selling Stockholder would have been obligated to purchase an additional $5,000,000 on the day prior to the filing of the Initial Registration Statement (as defined below). On March 19, 2026, the closing conditions were not met. As a result, the Selling Stockholder is only obligated to purchase and we may issue an additional $20,000,000 in aggregate principal amount of Convertible Debentures on or about the second business day following the satisfaction of certain closing conditions.
The Convertible Debentures will not bear interest unless (i) certain interest rate adjustment events occur, upon which the Convertible Debentures will bear interest at an annual rate of 5.00% until such interest rate adjustment event is no longer continuing, or (ii) the Company has issued Conversion Shares that reaches a capped level within the first six months or an event of default occurs and remains uncured, upon which the Convertible Debentures will bear interest at an annual rate of 18.00%. The Convertible Debentures will mature on August 26, 2027. The Convertible Debentures were issued at an original issue discount of 3.00%.
The Convertible Debentures are convertible at the option of the holder into Common Stock equal to the applicable Conversion Amount (as defined below) divided by the Conversion Price (as defined below). The conversion price for the Convertible Debentures will be the lower of (i) $1.1453, or (ii) 98% of the lowest daily volume weighted average price of the Common Stock during the five consecutive trading days immediately preceding the date of conversion or other date of determination, but which shall not be lower than $0.1736, (the “Conversion Price”). Any portion of the Convertible Debentures may be converted at any time and from time to time, subject to the Exchange Cap (as defined below). The Conversion Amount with respect to any requested conversion will equal the principal amount requested to be converted plus all accrued and unpaid interest on the Convertible Debentures as of such conversion, with fractional shares rounded up (the “Conversion Amount”). In addition, no conversion will be permitted to the extent that, after giving effect to such conversion, the holder together with the certain related parties would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such conversion, subject to certain adjustments (the “Beneficial Ownership Limitation”).
The Company shall not issue any Common Stock upon conversion of the Convertible Debentures held by the Selling Stockholder if the issuance of such Common Stock underlying the Convertible Debentures would exceed the aggregate number of Common Stock that the Company may issue upon conversion of the Convertible Debentures in compliance with the Company’s obligations under the rules or regulations of Nasdaq Stock Market (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including if the Company obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Stock Market for issuances of Common Stock in excess of such amount, or if the Company obtains a written opinion from outside counsel to the Company that such stockholder approval is not required. In addition, for the first six months following the date of the Purchase Agreement the Company shall not issue any Conversion Shares to the extent that the aggregate number of Conversion Shares that the Company has issued would exceed 47,650,000 Common Shares.
In connection with the Purchase Agreement, the Company entered into a registration rights agreement with the Selling Stockholder. pursuant to which, the Company was required to, by March 25, 2026, file with the SEC (at its sole cost and expense) a registration statement registering the resale by the Selling Stockholder of the Conversion Shares, which was filed with the SEC on March 20, 2026 (the “Initial Registration Statement”).

Actual issuances of shares of Common Stock to the Selling Stockholder on conversion of the Convertible Debentures will depend on a variety of factors, which may include, among other things, market conditions, the trading price of our Common Stock and any determinations made by the Selling Stockholder as to the appropriateness and timing of acquiring shares under the Convertible Debentures.

SELLING STOCKHOLDER
This prospectus covers the resale or other disposition by the Selling Stockholder identified in the table below of the Conversion Shares, consisting of up to an aggregate of 120,000,000 shares of our Common Stock issuable upon the conversion of the Convertible Debentures. For additional information regarding the issuances of the Conversion Shares, see “The Securities Purchase Agreement, The Convertible Debentures And The Registration Rights Agreement” above. We are registering the Conversion Shares in order to permit the Selling Stockholder to offer the Conversion Shares for resale from time to time. In addition to the ownership of the Convertible Debentures and Conversion Shares, the Selling Stockholder has not had material relationships with us within the past three years.
The table below sets forth, as of May 22, 2026, the following information regarding the Selling Stockholder:
•the name of the Selling Stockholder;
•the number of Conversion Shares to be offered by the Selling Stockholder in this offering;
•the number of shares of Common Stock owned by the Selling Stockholder prior to this offering;
•the number of shares of Common Stock to be owned by the Selling Stockholder assuming the sale of all of the shares of Common Stock covered by this prospectus; and
•the percentage of our issued and outstanding shares of Common Stock to be owned by the Selling Stockholder assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of May 22, 2026.
Except as described above, the number of shares of Common Stock beneficially owned by the Selling Stockholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the Selling Stockholder has the right to acquire within 60 days of May 22, 2026.
All information with respect to the Conversion Shares ownership of the Selling Stockholder has been furnished by or on behalf of the Selling Stockholder. We believe, based on information supplied by the Selling Stockholder, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholder has sole voting and dispositive power with respect to the Conversion Shares reported as beneficially owned by the Selling Stockholder. Because the Selling Stockholder identified in the table may sell a portion or all of the Conversion Shares covered by this prospectus, no estimate can be given as to the portion of Conversion Shares available for resale hereby that will be held by the Selling Stockholder upon termination of this offering. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Convertible Debentures and Conversion Shares it beneficially owns in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholder will sell all of the Conversion Shares that are covered by this prospectus, but will not sell any other shares of Common Stock that it presently beneficially owns.
This prospectus generally covers the resale of the Conversion Shares issuable upon conversion of the Convertible Debentures. The Selling Stockholder may sell all, some or none of their securities in this offering. See “Plan of Distribution.”

	Shares of Class A Common Stock Owned Before the Offering		Maximum Number of Shares of Class A Common Stock Being Offered(3)	Shares of Class A Common Stock Owned After the Offering
Name of Selling Stockholder	Number(2)	Percent(2)		Number(4)	Percent(4)
YA II PN, Ltd.(1)	7,348,603	4.99%	120,000,000	0	0%
__________________
(1)Investment decisions for YA II PN, Ltd. are made by Mr. Mark Angelo. The business address for YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.
(2)Consists of shares of Common Stock owned by the Selling Stockholder and Conversion Shares issuable to the Selling Stockholder pursuant to the terms of the Convertible Debenture giving effect to the Beneficial Ownership Limitation. As at the date of this prospectus, the Selling Stockholder owns 6,820,567 shares of Common Stock, and the actual number of Conversion Shares that may be acquired by the Selling Stockholder is not currently known. The Conversion Shares issuable pursuant to the Convertible Debenture are subject to the Beneficial Ownership Limitation and the Exchange Cap, which restrict the Selling Stockholder from converting any portion of the outstanding balance under the Convertible Debenture that would result in the Selling Stockholder and its affiliates owning, upon such conversion, a number of shares of our Common Stock in excess of the Beneficial Ownership Limitation or the Exchange Cap.
(3)Assumes the sale of all shares of Common Stock being offered pursuant to this prospectus without giving effect to the Beneficial Ownership Limitation or the Exchange Cap.
(4)Percentage is based on 146,738,559 shares of Common Stock outstanding as of May 22, 2026 (and rounded to the nearest tenth of a percent) and assumes the sale of all Conversion Shares offered by the Selling Stockholder pursuant to this prospectus.

PLAN OF DISTRIBUTION
As of the date of this prospectus, we have not been advised by the Selling Stockholder as to any plan of distribution. Distributions of the securities by the Selling Stockholder, or by its equity holders, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such party, or through underwriters, dealers or agents or on any exchange on which the securities may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the securities may be sold by the Selling Stockholder include:
•sales on Nasdaq or any national securities exchange or quotation service on which our securities may be listed or quoted at the time of sale;
•privately negotiated transactions;
•to or through underwriters, brokers, dealers or agents;
•exchange distributions and/or secondary distributions;
•sales in the over-the-counter market;
•“at the market” or through market makers or into an existing market for the securities;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•broker-dealers may agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
•block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;
•settlement of short sales entered into after the date of this prospectus (including short sales “against the box”);
•through the writing or settlement of options or other hedging transactions, whether or not the options are listed on an options exchange;
•through the distributions of the securities by any Selling Stockholder to its members, managers, affiliates, employees, directors or shareholders;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
The Selling Stockholder may elect to make an in-kind distribution of its securities to its equity holders. To the extent that such equity holders are not affiliates of ours, such equity holders would thereby receive freely tradeable shares of our securities pursuant to the distribution through this registration statement.
The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, in each case if available, rather than under this prospectus.
The Selling Stockholder also may transfer their securities in other circumstances, in which case the transferees or other successors in interest may be the selling beneficial owners for purposes of this prospectus.
Such transactions may be effected by the Selling Stockholder at fixed prices, market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholder may effect such transactions by selling securities to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the Selling Stockholder and may receive commissions from the purchasers of the securities for whom they may act as agent. The Selling Stockholder may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.
Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. If the Selling Stockholder effects such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholder (and/or, if any broker-dealer acts as agent for the purchaser of the securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121 (“Rule 2121”); and in the case of a principal transaction a markup or markdown in compliance with Rule 2121.
The Selling Stockholder may act independently of us in making decisions with respect to the price, timing, manner and size of each sale of securities. Offers to purchase securities may be solicited directly by the Selling Stockholder and the sale thereof may be made by the Selling Stockholder directly to institutional investors or others. In such a case, no underwriters or agents would be involved. The Selling Stockholder may offer the securities covered by this prospectus into an existing trading market on the terms described in the applicable prospectus supplement relating thereto. Dealers and agents who participate in any at-the-market offerings will be described in the applicable prospectus supplement relating thereto. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. The Selling Stockholder may sell the securities through agents from time to time. Generally, any agent will be acting on a best efforts basis for the period of its appointment. If the Selling Stockholder utilizes a dealer in the sale of the securities in respect of which this prospectus is delivered, the Selling Stockholder may sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by the dealer at the time of resale.
The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the securities owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.
There can be no assurances that the Selling Stockholder will sell, nor is the Selling Stockholder required to sell, any or all of the securities offered under this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If required, we may add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its securities from holders named in this prospectus after the effective date of this prospectus. Transferees, successors and donees of identified Selling Stockholder may not be able to use this prospectus for resales until they are named in the Selling Stockholder table by prospectus supplement or post-effective amendment.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
Our Common Stock is listed The Nasdaq Global Select Market under the symbol “GPRO.”
The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until the earlier of (a) the date that the Selling Stockholder no longer owns any resale securities covered hereby and (b) the date on which all of the resale securities may be sold pursuant to Rule 144 without regard to any volume or manner of sale restrictions. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES
Our authorized capital stock consists of 500,000,000 shares of Class A common stock, $0.0001 par value per share, 150,000,000 shares of Class B common stock, $0.0001 par value per share and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of applicable Delaware law.
Common stock
As of May 22, 2026, there were 26,258,546 shares of our Class B common stock outstanding, held by 24 stockholders of record and 146,738,559 shares of our Class A common stock outstanding, held by 399 stockholders of record.
Dividend rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A and Class B common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.
Voting rights
Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to 10 votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of our voting shares can elect all of the directors then standing for election.
No preemptive or similar rights
Neither our Class A nor our Class B common stock is entitled to preemptive or redemption rights.
Conversion
Our Class A common stock is not convertible into any other shares of our capital stock. Each share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for estate planning, intercompany and other similar transfers. Each share of our Class B common stock will convert automatically into one share of Class A common stock on the date that the total number of shares of Class B common stock outstanding represents less than 10% of the total number of shares of Class A and Class B common stock outstanding. Each share of our Class B common stock will also convert into one share of Class A common stock if such conversion is approved by the holders of a majority of the then-outstanding shares of Class B common stock. Once converted into Class A common stock, the Class B common stock may not be reissued. No class of our common stock may be subdivided or combined unless the other class of our common stock concurrently is subdivided or combined in the same proportion and in the same manner.
Right to receive liquidation distributions
Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A and Class B common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.
Fully paid and nonassessable
All outstanding shares of our Class A common stock and Class B common stock are, and the Conversion Shares be offered and sold in this offering will be, fully paid and non-assessable.
Preferred stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, unless approved by the affirmative vote of the holders of a majority of our capital stock entitled to vote, or such other vote as may be required by the certificate of designation establishing the series. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Class A or Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A and Class B common stock. We have no current plan to issue any shares of our preferred stock.
Warrants
As of May 22, 2026, we have outstanding 11,076,968 Warrants to purchase an aggregate of 11,076,968 shares of Common Stock.
Duration and Exercise
The Warrants will have an exercise price of $0.75 per share of Common Stock and are exercisable at any time and from time to time after August 4, 2025 and on or prior to the close of business on August 4, 2035. The Warrants are exercisable, at the election of the holder, either in full or in part, for Warrant Shares. The exercise price is subject to adjustment in connection with (i) stock splits, dividends or distributions or other similar transactions, (ii) the issuance of rights or warrants to holders of the Common Stock, and (iii) any distributions of assets, including cash, stock or other assets or property, to holders of the Common Stock.
Liquidity Event
In connection with any recapitalization, reorganization, reclassification, consolidation, merger, or other transaction, which, in each case, is effected in such a way that all of the holders of Common Stock are entitled to receive consideration with respect to or in exchange for Common Stock (other than a transaction that triggers an adjustment) (a “Liquidity Event”), each Warrant holder will have the right to receive, upon exercise of such Warrants, such consideration as would have been issued or payable in such Liquidity Event (if such Warrant holder had exercised such Warrant immediately prior to such Liquidity Event) with respect to or in exchange, as applicable, for the number of Common Stock that would have been issued upon exercise of such Warrants, if such Warrants had been exercised immediately prior to the occurrence of such Liquidity Event.
Transferability
In accordance with the terms of the Warrants and subject to certain registration requirements, a Warrant may be transferred at the option of the holder.
Fractional Shares
No fractional Warrant Shares, or scrip of any fractional Warrant Shares, will be issued upon the exercise of the Warrants. If any fraction of a share of Common Stock be issuable on the exercise of any Warrant, the holder will be entitled to receive a cash payment equal to such fraction multiplied by the Exercise Price (as defined in the Warrant) or round up to the next whole share.
Trading Market
There is no established trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrant will be limited.
Rights as a Shareholder
Except as otherwise provided in the Warrants or by virtue of the holders’ ownership of shares of Common Stock, the holders of Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until such Warrant holders exercise their warrants.
Registration Rights
Pursuant to the terms of the Warrants, we agreed to file a registration statement providing for the resale by the Selling Stockholder of the Warrants and Warrant Shares within 30 calendar days from the date of the issuance of the Warrants, and such shares were originally registered on a Form S-1 effective as of September 12, 2025. We agreed to use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable thereafter and to keep such registration statement continuously effective until the earlier of (1) the date there are no Registrable Securities (as defined in the Warrant Agreement) remaining and (2) the date on which all Warrant Shares held by a holder may be sold pursuant to Rule 144 without regard to any volume, manner of sale, or public availability of information restrictions.
Anti-takeover provisions
The provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.
Delaware law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any “business combination” with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.
Restated certificate of incorporation and amended and restated bylaw provisions
Our restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:
•Dual class common stock. As described above in “—Common stock—Voting rights,” our restated certificate of incorporation provides for a dual class common stock structure pursuant to which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, and current investors, executives and employees with the ability to exercise significant influence over those matters.
•Board of directors vacancies. Our restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.
Choice of forum
Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty owed by any of our directors, officers or other employees; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. There are several pending lawsuits challenging the validity of choice of forum provisions in other companies’ organizational documents. It is possible that a court could rule that such a provision is inapplicable or unenforceable.
Limitations of liability and indemnification
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
• any transaction from which they derived an improper personal benefit.
Our amended and restated bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
We have insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.
We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us to, among other things, indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
At present, we are not aware of any pending litigation or proceeding for which indemnification is sought involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and we are not aware of any threatened litigation that may result in claims for indemnification.
Nasdaq listing
Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “GPRO.”
Transfer agent and registrar
The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC. The transfer agent’s address is 1110 Centre Point Curve, Suite 101, Mendota Heights, Minnesota 55120, and its telephone number is (800) 937-5449.

LEGAL MATTERS
The validity of the issuance of our securities offered in this prospectus will be passed upon for us by Fenwick & West LLP, San Francisco, California.

EXPERTS
The financial statements incorporated in this Prospectus by reference to GoPro, Inc.’s Current Report on Form 8-K dated June 1, 2026 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of GoPro, Inc. for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 (Reg. No. 333-294507) under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website that contains the registration statement of which this prospectus forms a part, as well as the exhibits thereto. These documents, along with future reports, proxy statements and other information about us, are available at the SEC’s website, www.sec.gov.
We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.gopro.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on March 12, 2026, of which Part II, Item 8, (“Financial Statements and Supplementary Data”) is superseded by Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on June 1, 2026.
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC on May 11, 2026.
•Our Current Reports on Form 8-K filed with the SEC on February 19, 2026, March 5, 2026, April 7, 2026, May 19, 2026 and June 1, 2026 and our Current Report on Form 8-K/A filed with the SEC on May 18, 2026.
•The portions of our definitive proxy statement on Schedule 14A, filed with the SEC on April 21, 2026, incorporated by reference in Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: GoPro, Inc., 3025 Clearview Way, San Mateo, California 94402, c/o Investor Relations, telephone: (650) 332-7600. You may also access these documents on our website at www.gopro.com.
Information on our website, including subsections, pages, or other subdivisions of our website, or any website linked to by content on our website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

120,000,000 Shares of Common Stock
GoPro, Inc.

PROSPECTUS

June 3, 2026